Exhibit 99.1

NOVEMBER 13, 2007
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

OCTOBER 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of October 31, 2007 served by J:COM’s 21 managed franchises reached 2.74 million, up 478,800, or 21.2% since October 31, 2006. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.82 million, up 830,200 or 20.8% since October 31, 2006. The bundle ratio (average number of services received per subscribing household) including Cable West Group remained unchanged at 1.76; however, excluding Cable West Group, the bundle ratio increased to 1.80 as of October 31, 2007 from 1.76 since October 31, 2006. The cable television digital migration rate as of October 31, 2007 increased to 64% from 48% as of October 31, 2006.

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units
	Cable Television		High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of October 31, 2007	2,253,700		1,233,600	1,334,600	4,821,900	2,740,500
	Digital:	1,449,400
As of October 31, 2006	1,870,600		1,001,300	1,119,800	3,991,700	2,261,700

Net year-over-year increase	383,100		232,300	214,800	830,200	478,800
Net increase as percentage	20.5%		23.2%	19.2%	20.8%	21.2%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 20 franchises; 40 systems:

	Revenue Generating Units
	Cable Television		High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of October 31, 2007	2,167,200		1,191,100	1,277,300	4,635,600	2,628,100
	Digital:	1,399,300
As of October 31, 2006	1,784,000		961,600	1,067,400	3,813,000	2,152,700

Net year-over-year increase	383,200		229,500	209,900	822,600	475,400
Net increase as percentage	21.5%		23.9%	19.7%	21.6%	22.1%

About Jupiter Telecommunications Co.,Ltd.
Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or  Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 21 managed franchises (as of October 31, 2007) operating at the local level serving approximately 2.74 million subscribing households (as of October 31, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 9.92 million (of which Cable West Group has approximately 1.4 million as of October 31, 2007). Jupiter TV Company, formerly Jupiter TV Co., Ltd., which was recently merged with J:COM, invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.